CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Acorn Trust of our report dated February 24, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appears in Columbia Acorn Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 24, 2025

Appendix A

Fund Name

Columbia Acorn European Fund

Columbia Acorn Fund

Columbia Acorn International

Columbia Acorn International Select

Columbia Thermostat Fund